UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): February 15, 2012

WESTERN CAPITAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-52015	47-0848102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11550 “I” Street, Suite 150
Omaha, Nebraska 68137
(Address of principal executive offices) (Zip Code)

(712) 322-4020
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2012, Western Capital Resources, Inc. entered into Stock Redemption Agreements with each of Mill City Ventures II, LP and Lantern Advisers, LLC for the repurchase by Western Capital of 798,000 and 480,963 common shares, respectively. On February 21, 2012, Western Capital entered into a Stock Redemption Agreement with Boosalis Children Irrevocable Trust for the repurchase by Western Capital of 400,000 common shares. Each of these redemption transactions were effected at the per-share price of $0.15. Each Stock Redemption Agreement contains identical and standard representations and warranties, mutual releases of any and all potential claims, and a covenant from the selling shareholder not to reacquire any shares of Western Capital capital stock. Redemption proceeds were paid in cash.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2012, Mr. Aldus H. Chapin II resigned his position on the Board of Directors of Western Capital Resources. Mr. Chapin was not a member of any committee of the board. Effective as of the same day, the remaining directors on the board appointed Mr. Thomas H. Ripley to fill the board vacancy created by Mr. Chapin’s resignation. The Board of Directors does not currently have any plans to appoint Mr. Ripley to serve on any specific board committees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN CAPITAL RESOURCES, INC. (Registrant):

Date: February 21, 2012	By: /s/ John Quandahl
John Quandahl, Chief Executive Officer